Exhibit 99.1
RXi Pharmaceuticals Announces $8.3 Million Public Offering
Worcester, MA, July 31, 2009 — RXi Pharmaceuticals Corporation (Nasdaq: RXII), a biopharmaceutical company pursuing the development and commercialization of proprietary therapeutics based on RNA interference (RNAi), announced today that it has entered into definitive agreements for the purchase of 2,385,715 shares of its common stock at $3.50 per share and warrants to purchase up to 954,286 shares of common stock at an exercise price of $4.50 per share, which will be exercisable beginning on or about February 4, 2010.
The offering is expected to close on or about August 4, 2009, subject to the satisfaction of customary closing conditions. RXi will receive approximately $7.8 million in net proceeds from the offering. Proceeds from the transaction will be used to meet working capital needs and for general corporate purposes.
All of the securities were offered pursuant to an effective shelf registration statement. Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM) acted as the exclusive placement agent for the offering. Griffin Securities, Inc. and Natixis Bleichroeder Inc. acted as financial advisors to RXi in this placement.
A shelf registration statement relating to the shares of common stock and warrants issued in the offering (and the shares of common stock issuable upon exercise of the warrants) has been filed with the Securities and Exchange Commission (the “SEC”) and has been declared effective. A prospectus supplement relating to the offering will be filed with the SEC. Copies of the prospectus supplement and accompanying prospectus may be obtained directly from RXi by contacting RXi Pharmaceuticals Corporation, 60 Prescott Street, Worcester, MA 01605. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of our shares of common stock or warrants. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.
About RXi Pharmaceuticals Corporation
RXi Pharmaceuticals is a discovery-stage biopharmaceutical company pursuing the development and potential commercialization of proprietary therapeutics based on RNA interference (RNAi) for the treatment of human diseases. RXi has a comprehensive therapeutic technology platform that includes both RNAi compounds and delivery methods. RXi uses its own version of RNAi compounds — rxRNA™ — that provide an advanced alternative to conventional small interfering RNAs (siRNAs). rxRNA™ compounds are designed specifically for therapeutic use and may contain many of the properties needed to move RNAi based drugs into the clinic. RXi Pharmaceuticals believes it is well positioned to compete successfully in the RNAi-based therapeutics market with its accomplished scientific advisors, including Dr. Craig Mello, recipient of the 2006 Nobel Prize for his co-discovery of RNAi; a management team that is experienced in developing RNAi products; and a strong early intellectual property position in RNAi chemistry and delivery. www.rxipharma.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the offering. These forward-looking statements involve significant risks, uncertainties and assumptions, including the risk that the offering does not close. RXi Pharmaceuticals Corporation does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.
CONTACT:
RXi Pharmaceuticals
Donna Falcetti
508-929-3615
ir@rxipharma.com
or
Investors
SAN Group
Susan Noonan
212-966-3650
susan@sanoonan.com
or
Media
Rx Communications Group
Eric Goldman
917-322-2563
egoldman@rxir.com